As filed with the Securities and Exchange Commission on July 1, 2009

Registration No. 333-41068

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________
Post-Effective Amendment No. 2

TO

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________

PHILLIPS-VAN HEUSEN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-1166910 (I.R.S. Employer Identification Number)
200 Madison Avenue New York, New York 10016 (212) 381-3500 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Mark D. Fischer, Esq.

Senior Vice President,

General Counsel and Secretary

200 Madison Avenue

New York, New York  10016

(212) 381-3500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

PHILLIPS-VAN HEUSEN CORPORATION
2000 STOCK OPTION PLAN
(Full title of the plan)
___________

With Copy to:

MARTHA N. STEINMAN, ESQ. DEWEY & LeBOEUF LLP 1301 AVENUE OF THE AMERICAS NEW YORK, NY 10019 (212) 259-8000

___________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒  Accelerated filer □        Non-accelerated filer □        Smaller reporting company □

(do not check if a smaller

reporting company)

Explanatory Note

Phillips-Van Heusen Corporation (the “Registrant”) is filing this Post-Effective Amendment No. 2 to its Registration Statement on Form S-8, Registration No. 333-41068, initially filed with the Securities and Exchange Commission (the “SEC”) on July 10, 2000 (the “2000 Form S-8”).  The Registrant is making this filing to deregister shares of its common stock, par value $1.00 per share (the “Common Stock”), registered under the 2000 Form S-8 for issuance, offer or sale pursuant to the Registrant’s 2000 Stock Option Plan (the “2000 Plan”).  A total of 3,000,000 shares of Common Stock were registered for issuance, offer or sale under the 2000 Form S-8.

On June 13, 2006, the Registrant’s stockholders approved the Registrant’s 2006 Stock Incentive Plan (the “2006 Plan”).  Pursuant to the 2006 Plan, any shares of the Common Stock that become available under the 2000 Plan because of expirations, cancellations and terminations of outstanding options without exercise are to be assigned to, and made available for issuance under, the 2006 Plan.  Between June 19, 2008 and June 25, 2009, 1,700 shares of Common Stock underlying outstanding options under the 2000 Plan were forfeited because of expirations, cancellations and terminations of such options.  Accordingly, these 1,700 shares of Common Stock are hereby deregistered.  The 2000 Form S-8, as amended by Post-Effective Amendment No. 1 thereto filed with the SEC on June 20, 2007 (deregistering 86,290 shares of Common Stock that were either (i) not subject to outstanding awards as of June 13, 2006 or (ii) forfeited between June 13, 2006 and June 18, 2007 because of expirations, cancellations and terminations of outstanding options), otherwise continues in effect as to the balance of the shares of Common Stock remaining available for issuance, offer or sale pursuant thereto upon and following the exercise of options previously granted under the 2000 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Phillips-Van Heusen Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/A and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on the 1st day of July, 2009.

PHILLIPS-VAN HEUSEN CORPORATION

By: /s/ Emanuel Chirico
Emanuel Chirico
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 1st day of July, 2009.

Signature	Title
/s/ Emanuel Chirico
Emanuel Chirico	Chief Executive Officer; Director (Principal Executive Officer)
/s/ Michael Shaffer
Michael Shaffer	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Bruce Goldstein
Bruce Goldstein	Senior Vice President and Controller (Principal Accounting Officer)
/s/ Mary Baglivo
Mary Baglivo	Director
/s/ Edward H. Cohen
Edward H. Cohen	Director
/s/ Joseph B. Fuller
Joseph B. Fuller	Director
/s/ Margaret L. Jenkins
Margaret L. Jenkins	Director
/s/ Bruce Maggin
Bruce Maggin	Director
/s/ V. James Marino
V. James Marino	Director
/s/ Henry Nasella
Henry Nasella	Director
/s/ Rita M. Rodriguez
Rita M. Rodriguez	Director
/s/ Craig Rydin
Craig Rydin	Director